Exhibit 99.1

1001 Louisiana St., Suite 2900

Houston, TX 77002

NYSE: SPN

FOR FURTHER INFORMATION CONTACT:

Paul Vincent, VP of Investor Relations, (713) 654-2200

SUPERIOR ENERGY SERVICES ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Houston, February 21, 2017 – Superior Energy Services, Inc. (the “Company”) today announced a net loss from continuing operations for the fourth quarter of 2016 of $166.3 million, or $1.10 per share, on revenue of $354.4 million. This compares to a net loss from continuing operations of $113.9 million, or $0.75 per share for the third quarter of 2016, on revenue of $326.2 million and a net loss from continuing operations of $214.5 million, or $1.43 per share for the fourth quarter of 2015, on revenue of $545.2 million.

The Company recorded a pre-tax expense of $73.2 million in reduction in value of assets and other charges in the fourth quarter of 2016. These charges included a $36.0 million impairment of long-lived assets, a $20.8 million write-down of inventory and $16.4 million of restructuring costs. The resulting adjusted net loss from continuing operations for the fourth quarter of 2016 was $111.6 million, or $0.74 per share. This compares to an adjusted net loss from continuing operations of $110.9 million, or $0.73 per share for the third quarter of 2016, and an adjusted net loss from continuing operations of $61.3 million, or $0.41 per share for the fourth quarter of 2015.

For the year ended December 31, 2016, the Company’s net loss from continuing operations was $833.3 million, or $5.50 per share, on revenue of $1,450.0 million as compared with a net loss from continuing operations of $1,807.8 million, or $12.02 per share, on revenue of $2,774.6 million for the year ended December 31, 2015.

“Our industry continued to transition toward recovery in U.S. land markets during the fourth quarter,” said David Dunlap, President and CEO. “During the quarter, our customers gradually increased their activity levels and began to project a bias towards spending growth in 2017. Our activation of idle equipment began in the third quarter of 2016 and accelerated in the fourth quarter.

“Throughout the downturn, we conserved cash, retired debt, reduced our cost structure and positioned certain businesses to be responsive early in a recovery. In addition to the competitive advantages of responding early, the ongoing expense associated with reactivating stacked equipment that can return to service is expected to decrease over time and be concluded during the second quarter of 2017. The extended downturn our industry just experienced won’t reverse in one or two quarters, but it definitely seems that we have entered the early days of the next upcycle in U.S. land markets.

“Elsewhere, our businesses operating in the Gulf of Mexico and internationally held up relatively well sequentially despite continued low levels of customer activity. The forward outlook for recovery in these areas remains subdued with limited recovery expected to occur during 2017. Accordingly, we intend to deploy capital selectively and maintain our focus on service quality in these markets.

“Each phase of a cycle presents unique challenges and we believe we are entering a period in which our emphasis on field level reliability and execution will be increasingly valued and recognized by our customers to the benefit of our stakeholders.”

Fourth Quarter 2016 Geographic Breakdown

U.S. land revenue was $200.3 million in the fourth quarter of 2016, an 18% increase as compared with revenue of $170.2 million in the third quarter of 2016 and an 18% decrease compared to revenue of $243.5 million in the fourth quarter of 2015. Gulf of Mexico revenue was $71.6 million, a sequential decrease of 2% from third quarter 2016 revenue of $73.4 million, and a 58% decrease from revenue of $169.7 million in the fourth quarter of 2015. International revenue of $82.5 million was relatively unchanged as compared with $82.6 million in the third quarter of 2016 and decreased 38% as compared to revenue of $132.0 million in the fourth quarter of 2015.

Drilling Products and Services Segment

The Drilling Products and Services segment revenue in the fourth quarter of 2016 was $69.3 million, a 16% increase from third quarter 2016 revenue of $59.6 million and a 34% decrease from fourth quarter 2015 revenue of $104.6 million.

U.S. land revenue increased 17% sequentially to $17.7 million as land drilling activity increased throughout the quarter. Gulf of Mexico revenue increased 14% sequentially to $25.8 million and international revenue increased 18% sequentially to $25.8 million, primarily as a result of an increase in premium drill pipe rentals.

Onshore Completion and Workover Services Segment

The Onshore Completion and Workover Services segment revenue in the fourth quarter of 2016 was $150.6 million, a 20% increase from third quarter 2016 revenue of $125.0 million and a 2% decrease from fourth quarter 2015 revenue of $153.8 million. Sequentially, greater than 75% of the revenue increase was due to higher pressure pumping utilization resulting from increased completion activity in the Permian basin.

During the quarter, the Company spent approximately $14.7 million related to capacity enhancement of its pressure pumping fleet, fleet start-up costs, and demobilization and relocation of equipment to the Permian basin following the shutdown of a facility in Pennsylvania. In total during the second half of 2016, the Company spent approximately $23.1 million on activities associated with expanding and reactivating pressure pumping capacity due to current and anticipated increases in current customer demand.

Production Services Segment

The Production Services segment revenue in the fourth quarter of 2016 was $81.0 million, a 5% increase from third quarter 2016 revenue of $77.6 million and a 43% decrease from fourth quarter 2015 revenue of $142.7 million.

U.S. land revenue increased 4% sequentially to $20.0 million due to increased activity for coiled tubing and well testing. Gulf of Mexico revenue increased 22% sequentially to $22.2 million as hydraulic workover and snubbing and electric line activity were both higher during the quarter. International revenue decreased 3% sequentially to $38.8 million.

Technical Solutions Segment

The Technical Solutions segment revenue in the fourth quarter of 2016 was $53.5 million, a 17% decrease from third quarter 2016 revenue of $64.0 million and a 63% decrease from fourth quarter 2015 revenue of $144.1 million.

U.S. land revenue increased 13% sequentially to $12.0 million as well control activity and completion tools and products orders increased. Gulf of Mexico revenue decreased 28% sequentially to $23.6 million, primarily as a result of an expected decline in subsea intervention revenue following the conclusion of a successful campaign during the third quarter of 2016. International revenue decreased 14% to $17.9 million primarily due to lower well control activity.

Conference Call Information

The Company will host a conference call at 11:00 a.m. Eastern Standard Time on Wednesday, February 22, 2017. The call can be accessed from the Company’s website at www.superiorenergy.com or by telephone at 888-312-3048. For those who cannot listen to the live call, a telephonic replay will be available through March 8, 2017 and may be accessed by calling 844-512-2921 and using the pin number 4987340.

About Superior Energy Services

Superior Energy Services, Inc. (NYSE:SPN) serves major, national and independent oil and natural gas companies around the world and offers products and services with respect to the various phases of a well’s economic life cycle. For more information, visit: www.superiorenergy.com.

The press release contains, and future oral or written statements or press releases by us and our management may contain, certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks” and “estimates,” variations of such words and similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements other than statements of historical fact regarding the Company’s financial position, financial performance, liquidity, strategic alternatives, market outlook, future capital needs, capital allocation plans, business strategies and other plans and objectives of our management for future operations and activities are forward-looking statements. These statements are based on certain assumptions and analyses made by our management in light of its experience and prevailing circumstances on the date such statements are made. Such forward-looking statements, and the assumptions on which they are based, are inherently speculative and are subject to a number of risks and uncertainties that could cause our actual results to differ materially from such statements. Such uncertainties include, but are not limited to: the cyclicality and volatility of the oil and gas industry, including changes in prevailing levels of capital expenditures, exploration, production and development activity; changes in prevailing oil and gas prices or expectations about future prices; operating hazards, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage for which we may have limited or no insurance coverage or indemnification rights; the effect of regulatory programs (including worker health and safety laws) and environmental matters on our operations or prospects, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for our pressure pumping services, or that future changes in climate change legislation could result in increased operating costs or reduced commodity demand globally; counter-party risks associated with reliance on key suppliers; risks associated with the uncertainty of macroeconomic and business conditions worldwide; changes in competitive and technological factors affecting our operations; credit risk associated with our customer base; the potential inability to retain key employees and skilled workers; challenges with estimating our oil and natural gas reserves and potential liabilities related to our oil and natural gas property; risks inherent in acquiring businesses; risks associated with cyber-attacks; risks associated with business growth during an industry recovery outpacing the capabilities of our infrastructure and workforce; political, legal, economic and other risks and uncertainties associated with our international operations; potential changes in tax laws, adverse positions taken by tax authorities or tax audits impacting our operating results; risks associated with our outstanding debt obligations and the potential effect of limiting our future growth and operations; our continued access to credit markets on favorable terms; and the impact that unfavorable or unusual weather conditions could have on our operations. These risks and other uncertainties related to our business are described in our periodic reports filed with the Securities and Exchange Commission. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after such statements are made, including for example the market prices of oil and gas and regulations affecting oil and gas operations, which we cannot control or anticipate. Further, we may make changes to our business strategies and plans (including our capital spending and capital allocation plans) at any time and without notice, based on any changes in the above-listed factors, our assumptions or otherwise, any of which could or will affect our results. For all these reasons, actual events and results may differ materially from those anticipated, estimated, projected or implied by us in our forward-looking statements. We undertake no obligation to update any of our forward-looking statements for any reason and, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2016 and 2015

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues	$354,418	$545,150	$1,450,047	$2,774,565

Cost of services and rentals (exclusive of depreciation, depletion, amortization and accretion)	321,132	397,548	1,123,274	1,865,812
Depreciation, depletion, amortization and accretion	117,954	144,818	509,971	612,147
General and administrative expenses	78,122	106,896	346,606	510,708
Reduction in value of assets	35,961	175,618	500,405	1,738,887

Loss from operations	(198,751)	(279,730)	(1,030,209)	(1,952,989)

Other income (expense):
Interest expense, net	(24,429)	(26,105)	(92,753)	(97,318)
Other income (expense)	519	1,144	22,621	(9,476)

Loss from continuing operations before income taxes	(222,661)	(304,691)	(1,100,341)	(2,059,783)

Income taxes	(56,402)	(90,144)	(267,001)	(252,020)

Net loss from continuing operations	(166,259)	(214,547)	(833,340)	(1,807,763)

Loss from discontinued operations, net of income tax	(44,982)	(22,848)	(53,559)	(46,955)

Net loss	$(211,241)	$(237,395)	$(886,899)	$(1,854,718)

Loss per share information:
Basic and Diluted
Net loss from continuing operations	$(1.10)	$(1.43)	$(5.50)	$(12.02)
Loss from discontinued operations	(0.30)	(0.15)	(0.35)	(0.31)

Net loss	$(1.40)	$(1.58)	$(5.85)	$(12.33)

Weighted average common shares used in computing loss per share:
Basic and diluted	151,741	150,726	151,558	150,461

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2016 and 2015

(in thousands)

	12/31/2016	12/31/2015
ASSETS
Current assets:
Cash and cash equivalents	$187,591	$564,017
Accounts receivable, net	297,164	428,514
Income taxes receivable	101,578	—
Prepaid expenses	37,288	42,298
Inventory and other current assets	130,772	165,062
Assets held for sale	27,158	95,234

Total current assets	781,551	1,295,125

Property, plant and equipment, net	1,605,365	2,123,291
Goodwill	803,917	1,140,101
Notes receivable	56,650	52,382
Intangible and other long-term assets, net	222,772	303,345

Total assets	$3,470,255	$4,914,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$94,831	$114,475
Accrued expenses	218,192	271,246
Income taxes payable	694	9,185
Current portion of decommissioning liabilities	22,164	19,052
Current maturities of long-term debt	—	29,957
Liabilities held for sale	8,653	4,661

Total current liabilities	344,534	448,576

Deferred income taxes	243,611	383,069
Decommissioning liabilities	101,513	98,890
Long-term debt, net	1,284,600	1,588,263
Other long-term liabilities	192,077	184,634

Total stockholders’ equity	1,303,920	2,210,812

Total liabilities and stockholders’ equity	$3,470,255	$4,914,244

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

REVENUE BY GEOGRAPHIC REGION BY SEGMENT

THREE MONTHS ENDED DECEMBER 31, 2016, SEPTEMBER 30, 2016 AND DECEMBER 31, 2015

(in thousands)

(unaudited)

	Three months ended,
	December 31, 2016	September 30, 2016	December 31, 2015
U.S. land
Drilling Products and Services	$17,703	$15,191	$28,857
Onshore Completion and Workover Services	150,578	125,022	153,819
Production Services	19,984	19,254	48,523
Technical Solutions	12,060	10,691	12,293

Total U.S. land	$200,325	$170,158	$243,492

Gulf of Mexico
Drilling Products and Services	25,772	22,515	43,034
Onshore Completion and Workover Services	—	—	—
Production Services	22,256	18,174	21,062
Technical Solutions	23,614	32,738	105,548

Total Gulf of Mexico	$71,642	$73,427	$169,644

International
Drilling Products and Services	$25,855	$21,881	$32,678
Onshore Completion and Workover Services	—	—	—
Production Services	38,734	40,095	73,105
Technical Solutions	17,862	20,664	26,231

Total International	$82,451	$82,640	$132,014

Total Revenues	$354,418	$326,225	$545,150

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

SEGMENT HIGHLIGHTS

THREE MONTHS ENDED DECEMBER 31, 2016, SEPTEMBER 30, 2016 AND DECEMBER 31, 2015

(in thousands)

(unaudited)

	Three months ended,
Revenues	December 31, 2016	September 30, 2016	December 31, 2015
Drilling Products and Services	$69,330	$59,587	$104,569
Onshore Completion and Workover Services	150,578	125,022	153,819
Production Services	80,974	77,523	142,690
Technical Solutions	53,536	64,093	144,072

Total Revenues	$354,418	$326,225	$545,150

Loss from Operations	December 31, 2016	September 30, 2016	December 31, 2015
Drilling Products and Services	$(29,864)	$(25,749)	$(33,436)
Onshore Completion and Workover Services	(77,681)	(74,195)	(88,147)
Production Services	(31,492)	(31,320)	(54,519)
Technical Solutions	(59,714)	(10,730)	(103,628)

Total Loss from Operations	$(198,751)	$(141,994)	$(279,730)

Adjusted Income (Loss) from Operations (1)	December 31, 2016	September 30, 2016	December 31, 2015
Drilling Products and Services	$(15,935)	$(25,502)	$(8,417)
Onshore Completion and Workover Services	(74,867)	(73,401)	(64,831)
Production Services	(20,412)	(28,634)	(21,724)
Technical Solutions	(14,387)	(10,210)	27,079

Total Adjusted Income (Loss) from Operations	$(125,601)	$(137,747)	$(67,893)

(1)	Adjusted income (loss) from operations excludes the impact of reduction in value of assets, inventory write-down and restructuring costs for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015.

Non-GAAP Financial Measures

The following tables reconcile consolidated net loss from continuing operations and income (loss) from operations by segment, which are the directly comparable financial results determined in accordance with Generally Accepted Accounting Principles (GAAP), to consolidated adjusted loss from continuing operations and adjusted income (loss) from operations by segment (non-GAAP financial measures). Consolidated adjusted loss from continuing operations and income (loss) from operations by segment exclude the impact of reduction in value of assets and restructuring costs. These financial measures are provided to enhance investors’ overall understanding of the Company’s current financial performance.

Reconciliation of As Reported Net Loss from Continuing Operations to Adjusted Net Loss From Continuing Operations

Three months ended December 31, 2016, September 30, 2016 and December 31, 2015

(in thousands)

(unaudited)

	Three months ended,
	December 31, 2016		September 30, 2016		December 31, 2015
	Consolidated	Per Share	Consolidated	Per Share	Consolidated	Per Share
Reported net loss from continuing operations	$(166,259)	$(1.10)	$(113,913)	$(0.75)	$(214,547)	$(1.43)

Reduction in value of assets and other items	73,150	0.48	4,247	0.03	211,837	1.41
Income taxes	(18,529)	(0.12)	(1,225)	(0.01)	(58,574)	(0.39)

Adjusted net loss from continuing operations	$(111,638)	$(0.74)	$(110,891)	$(0.73)	$(61,284)	$(0.41)

Reconciliation of As Reported Income (Loss) from Operations to Adjusted Income (Loss) From Operations

Three months ended December 31, 2016, September 30, 2016 and December 31, 2015

(in thousands)

(unaudited)

	Three months ended, December 31, 2016
	Drilling Products and Services	Onshore Completion and Workover Services	Production Services	Technical Solutions	Consolidated
Reported loss from operations	$(29,864)	$(77,681)	$(31,492)	$(59,714)	$(198,751)

Reduction in value of assets	1,244	2,094	7,023	25,600	35,961
Inventory write-down	—	—	1,664	19,122	20,786
Restructuring costs	12,685	720	2,393	605	16,403

Adjusted loss from operations	$(15,935)	$(74,867)	$(20,412)	$(14,387)	$(125,601)

	Three months ended, September 30, 2016
	Drilling Products and Services	Onshore Completion and Workover Services	Production Services	Technical Solutions	Consolidated
Reported loss from operations	$(25,749)	$(74,195)	$(31,320)	$(10,730)	$(141,994)

Restructuring costs	247	794	2,686	520	4,247

Adjusted loss from operations	$(25,502)	$(73,401)	$(28,634)	$(10,210)	$(137,747)

	Three months ended, December 31, 2015
	Drilling Products and Services	Onshore Completion and Workover Services	Production Services	Technical Solutions	Consolidated
Reported loss from operations	$(33,436)	$(88,147)	$(54,519)	$(103,628)	$(279,730)

Reduction in value of assets	24,440	2,966	23,308	124,904	175,618
Restructuring costs	579	20,350	9,487	5,803	36,219

Adjusted income (loss) from operations	$(8,417)	$(64,831)	$(21,724)	$27,079	$(67,893)